UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2018

SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

315 Madison Avenue, 4th Floor

New York, NY

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 438-4353

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Barbara A. Wood, Esq.

Effective March 14, 2018, SELLAS Life Sciences Group, Inc. (the “Registrant”) appointed Barbara Wood, Esq., as the Registrant’s Executive Vice President, General Counsel and Corporate Secretary, pursuant to a letter agreement which governs Ms. Wood’s employment with the Registrant. Under this agreement, Ms. Wood is entitled to an annual base salary of $365,000 (subject to review and adjustment in the discretion of the board of directors or its compensation committee) and a discretionary annual cash bonus, with a target amount of up to 40% of Ms. Wood’s then-effective base salary (subject to continued employment and the achievement of certain performance objectives established by the Registrant’s board of directors or compensation committee). Pursuant to her employment letter agreement, Ms. Wood will also receive a one-time signing bonus of $16,845.00, less applicable withholdings, which shall be payable on March 31, 2018.The employment letter agreement also provides that Ms. Wood is eligible to participate in any employee benefit plans of the Registrant of general applicability to other employees of the Registrant including, without limitation, group medical, dental, vision, disability, life insurance, and flexible spending account plans.

In connection with Ms. Wood entering into her employment letter agreement, and pursuant to the terms thereof, the Registrant granted to Ms. Wood incentive stock options to purchase up to 50,000 shares of registrant’s common stock (the Option) pursuant to the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”) with an exercise price of $5.10 per share, which is equal to the closing market price of Registrant’s common stock on March 14, 2018, with vesting as follows: the Option will vest as to 25% of the shares subject to the Option on March 14, 2019, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Ms. Wood’s continued service with the Registrant through each monthly vesting date.

Ms. Wood’s employment letter agreement does not have a specified term and either party may terminate Ms. Wood’s employment agreement by providing written notice at any time, with or without cause. Registrant and Ms. Wood have agreed to memorialize the terms and conditions of this employment relationship in a more formal Employment Agreement in the near future, so as to definitively determine rights and obligations related to termination benefits, change of control provisions, and other customary features of executive employment agreements.

The description of Ms. Wood’s employment letter agreement included herein is not complete and is subject to and qualified in its entirety by reference to the employment letter agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

In addition, the Registrant has entered into the Registrant’s form of indemnification agreement with Ms. Wood.

Option Grants

On March 13, 2018, the Registrant granted to Angelos M. Stergiou, M.D., Sc.D. h.c., the Registrant’s Chief Executive Officer, Nicholas J. Sarlis, M.D., Ph.D., the Registrant’s Chief Medical Officer and Senior Vice President and Gregory M. Torre, Ph.D., J.D., the Registrant’s Chief Regulatory Officer and Senior Vice President, options to purchase 95,000, 70,000, and 30,000 shares of the Registrant’s common stock, respectively, (the “Executive Options”) pursuant to the 2017 Plan with an exercise price of $5.24 per share, which is equal to the closing market price of the Registrant’s common stock on March 13, 2018. The Executive Options will vest as to 25% of the shares subject to each Executive Option on March 13, 2019, and as to 1/48th of the shares subject to each Executive Option monthly thereafter, so that the Executive Options will be fully vested and exercisable four (4) years from the date of grant, subject to each recipient’s continued service with the Registrant through each monthly vesting date.

The Executive Options are governed by the 2017 Plan, which was previously filed, and the Registrant’s form of Stock Option Grant Notice and Option Agreement under the 2017 Plan, a copy of which is attached as Exhibit 10.2 hereto and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Employment Letter Agreement by and between SELLAS Life Sciences Group Inc. and Barbara Wood, effective March 14, 2018.

10.2	Form of Stock Option Grant Notice and Option Agreement under the 2017 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Dated: March 19, 2018

	By:	/s/ Angelos M. Stergiou, M.D., Sc.D.
Angelos M. Stergiou, M.D., Sc.D.
President and Chief Executive Officer